Exhibit 99.1

RH ANNOUNCES PRELIMINARY NET REVENUES AND UPDATED ADJUSTED

DILUTED EPS GUIDANCE FOR FOURTH QUARTER AND FISCAL 2014

Q4 Comparable Brand Revenue Growth of 24% on top of 24% Last Year

Company Now Expects Q4 Adjusted Diluted EPS in Range of $1.00 to $1.01

Corte Madera, CA – February 5, 2015 – RH (Restoration Hardware Holdings, Inc. - NYSE: RH) today announced preliminary net revenues and updated adjusted diluted EPS guidance for the fourth quarter and fiscal 2014. The Company is reporting fourth quarter preliminary net revenues of approximately $583 million, representing an increase of 24% from the prior year and an acceleration from the 22% net revenue growth reported in the third quarter of fiscal 2014. Comparable brand revenue increased 24% in the fourth quarter of fiscal 2014 on top of 24% last year, representing a 48% increase on a two-year stacked basis. Adjusted diluted EPS for the fourth quarter of fiscal 2014 is now expected to be in the range of $1.00 to $1.01 as compared to the Company’s prior guidance in the range of $0.99 to $1.01.

Gary Friedman, Chairman and Chief Executive Officer, commented, “RH continues to outperform the home furnishings industry by a wide margin. Fiscal 2014 marks RH’s fifth consecutive year of net revenue growth in excess of 20% - further demonstrating the disruptive nature of the RH brand and the power of our multi-channel business model.”

Mr. Friedman continued, “Looking forward, we remain focused on our key value driving strategies including the expansion of our product offer, the transformation of our retail stores, and the continued enhancement of our multi-channel platform and operating infrastructure. While still in the early stages of building RH into the leading luxury home brand, we see a clear path toward $4 billion to $5 billion in North American sales, mid-teens operating margin, and significant free cash flow.”

For fiscal 2014, the Company is reporting preliminary net revenues of approximately $1.868 billion, representing the Company’s fifth consecutive year of net revenue growth in excess of 20%. Comparable brand revenue increased 19% in fiscal 2014 on top of 31% last year, representing a 50% increase on a two-year stacked basis. Adjusted diluted EPS for fiscal 2014 is now expected to be in the range of $2.34 to $2.35 as compared to the Company’s prior guidance in the range of $2.33 to $2.35. Note: The Company’s adjusted diluted EPS guidance does not include certain charges and costs, such as for unusual items which may occur in the future, and which are expected to be similar in future periods to the kinds of charges and costs excluded from adjusted diluted EPS in prior quarters.

The Company has not completed its quarter and year end closing and review process and the final results for the fourth quarter and fiscal 2014 results may differ from the statements made in this press release. Further commentary on the Company’s fourth quarter and fiscal 2014 financial results will be provided as part of its fourth quarter and fiscal 2014 earnings release, video presentation and Q&A conference call.

About RH

RH (Restoration Hardware Holdings, Inc. - NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com.

Non-GAAP Financial Measures

To supplement its consolidated financial disclosures and statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, including adjusted earnings per share (EPS). The Company computes this measure by adjusting GAAP EPS to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that this non-GAAP financial measure provides useful information about operating results, enhances the overall understanding of past financial performance and future prospects, and allows for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measure used by the Company in this press release may be different from similarly titled non-GAAP financial measures used by other companies. The Company is not able to provide a reconciliation of this non-GAAP financial measure to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items such as non-cash and other one-time compensation, one-time income tax expense (benefit), and legal claim related expenses, among others. Certain items that impact this measure have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of this non-GAAP guidance measure to GAAP is not available without unreasonable effort.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws including statements related to our updated financial guidance for the fourth quarter and fiscal 2014, including expected net revenues, comparable brand revenue growth and adjusted diluted EPS; our belief our fourth quarter and fiscal 2014 preliminary results further demonstrate the disruptive nature of the RH brand and the power of our multi-channel business model; statements relating to our outperformance of the home furnishings industry by a wide margin; our belief that fiscal 2014 will mark RH’s fifth consecutive year of revenue growth in excess of 20%; statements regarding our continued focus in the future on our key value driving strategies including the expansion of our product offer, the transformation of our retail stores, and the continued enhancement of our multi-channel platform and operating infrastructure; and our belief that we see a clear path toward $4 billion to $5 billion in North American sales, mid-teens operating margin, and significant free cash flow. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, accounting adjustments as we close our books for the fourth quarter and complete the audit of our full fiscal year 2014 financial statements, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

VP, Investor Relations

415-945-4998

cmclaughlin@rh.com